Exhibit 99.1

Sphere 3D Reports Second Quarter 2024 Financial Results

STAMFORD, Connecticut, August 13, 2024 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D"), a Bitcoin mining company operating at an industrial scale, today reported financial results for the quarter ended June 30, 2024.

2024 Second Quarter Highlights

• Sphere 3D recognized a $7.3 million unrealized gain on investment in equity securities acquired through the Core settlement.

• Sphere 3D mined 70.7 Bitcoin during the quarter.

• Sphere 3D ended the quarter with 1.2 EH/s.

CFO Comments

"Despite some challenges in the second quarter, including a 50% reduction in block rewards and temporary interruptions from certain hosting partners, we are excited to share that our first shipment of S21s were energized in July", said Kurt Kalbfleisch, Chief Financial Officer of Sphere 3D. "This marks an important milestone in our long-term strategy to refresh and enhance our fleet. As we continue to upgrade our equipment, we remain committed to pursuing strategic opportunities, including potential mergers, that will position us for sustained growth and success in the future."

Hashrate Update

Sphere 3D had approximately 1.2 EH/s hosted at June 30, 2024.

Bitcoin Asset and Value

As of June 30, 2024, the Company had Bitcoin holdings of 7.2, with a market value of $0.5 million.

Second Quarter FY 2024 Financial Results

• Bitcoin production during the second quarter of 2024 was 70.7 Bitcoin, compared to 178.4 Bitcoin for the second quarter of 2023.

• Revenue for the second quarter was $4.7 million, compared to $5.5 million for the second quarter of 2023. Bitcoin mining revenue for the second quarter of 2024 was $4.7 million, compared to $5.0 million for the second quarter of 2023.

• Operating costs and expenses for the quarter were $10.4 million, compared to $10.2 million for the second quarter of 2023.

• Depreciation and amortization was $1.8 million, compared to $1.4 million for the second quarter of 2023.

• Net income was $2.1 million, or $0.11 basic earnings per share and $0.10 diluted earnings per share, compared to a net loss of $4.8 million, or a net loss of $0.44 per share, for the second quarter of 2023.

• Unrealized gain of $7.3 million recognized during the second quarter of 2024 on investment in equity securities acquired through the Core settlement.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Kurt Kalbfleisch, CFO, Sphere 3D

Investor.relations@sphere3d.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2024		June 30, 2024
	2024	2023	2024	2023
Revenues:	(Unaudited)		(Unaudited)
Bitcoin mining revenue	$4,666	$4,966	$11,612	$7,490
Service and product revenue	-	500	-	1,002
Total revenues	4,666	5,466	11,612	8,492

Operating costs and expenses:
Cost of Bitcoin mining revenue (exclusive of
depreciation and amortization shown below)	3,959	4,074	8,266	6,039
Cost of service and product revenue	-	209	-	507
Sales and marketing	-	277	-	551
Research and development	-	227	-	497
General and administrative	2,986	3,634	6,438	7,105
Depreciation and amortization	1,816	1,375	3,637	2,400
Impairmant of property and equipment	860	-	860	-
Loss on disposal of property and equipment	691	251	691	251
Change in fair value of Bitcoin	65	-	(703)	-
Realized gain on sale of Bitcoin	-	(139)	-	(772)
Impairment of Bitcoin	-	254	-	350
Total operating costs and expenses	10,377	10,162	19,189	16,928
Loss from operations	(5,711)	(4,696)	(7,577)	(8,436)
Other income (expense):
Unrealized gain on investment in equity securities	7,279	-	4,539	-
Interest income and other income, net	558	1,113	687	1,364
Interest expense	-	(1,173)	-	(1,173)
Income (loss) before income taxes	2,126	(4,756)	(2,351)	(8,245)
Provision for income taxes	2	4	2	4
Net income (loss)	2,124	(4,760)	(2,353)	(8,249)
Less: Non-controlling interest - income	-	67	-	83
Net income (loss) available to common shareholders	$2,124	$(4,827)	$(2,353)	$(8,332)

Net income (loss) per share:
Basic	$0.11	$(0.44)	$(0.13)	$(0.78)
Diluted	$0.10	$(0.44)	$(0.13)	$(0.78)
Shares used in computing net income (loss) per share:
Basic	18,711,718	11,051,588	17,644,315	10,673,876
Diluted	20,884,287	11,051,588	17,644,315	10,673,876

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	June 30,	December 31,
	2024	2023
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$4,263	$586
Digital assets, net	450	986
Investment in equity securities	9,542	-
Other current assets	3,018	11,938
Total current assets	17,273	13,510
Property and equipment, net	19,535	24,166
Intangible assets, net	3,838	4,581
Other non-current assets	3,380	3,406
Total assets	$44,026	$45,663

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$3,935	$5,346
Total temporary equity	6,656	13,794
Total shareholders' equity	33,435	26,523
Total liabilities, temporary equity, and shareholders' equity	$44,026	$45,663